Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Transpro, Inc. of our report dated March 17, 2004, except for note 19 for which the date is June 14, 2005, relating to the consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, cash flows, and changes in stockholders' equity for the years ended December 31, 2003 and 2002 and the financial statement schedule for the years ended December 31, 2003 and 2002, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
June 20, 2005